Exhibit 99.1

    SRS Labs Expands Board of Directors With Sales and Marketing Expert and
                      Management Consultant Carol Miltner

 Accomplished Public Speaker, Management Consultant and Sales Training Expert Brings Over 30 Years of Strategic Development and Marketing Experience to the
                                   Company


    SANTA ANA, Calif., July 2 /PRNewswire-FirstCall/ -- SRS Labs Inc. (Nasdaq: SRSL), a leading provider of innovative audio, voice and semiconductor technology solutions, today announced that it has added another independent member to its board of directors. Carol Miltner was added to SRS Labs' board of directors at the company's board meeting held June 30, expanding the board to six members. Miltner will serve as a Class I director for a two-year term expiring at the company's annual meeting in 2006. She brings over 30 years of management expertise in strategic sales and marketing development, distribution dynamics and corporate governance.

    (Photo: http://www.srslabs.com/carolmiltner.asp)

    Miltner is currently the CEO of her own management consulting company, Positive Impact, which specializes in distribution dynamics, sales training, management and compensation and also serves as a founding board member and chair of the compensation committee for QLogic, a public company with over half a billion dollars in annual revenue. QLogic has consistently exceeded operating goals and the company outperformed the market despite the economic downturn at the time. She has served as an officer or board member for six public companies, participating in the IPO process, secondary offerings, mergers and acquisitions and the sale and consolidation of 12 public companies. Having served as CEO for the Global Technology Distribution Council from 2000 to 2002, Miltner brings a solid background in the fast paced technology arena, coupled with many years of corporate governance experience to SRS Labs.

    Thomas C.K. Yuen, chairman and CEO of SRS Labs said, "The addition of Carol to our board of directors brings dynamic motivational skills coupled with many years of sales and marketing experience that are vital to our company's long term success. We are delighted that she has agreed to join our board and we look forward to her valuable contributions, specifically in the areas of corporate governance and sales performance."

    Early in her career, Miltner served in training, sales and management positions with IBM, Xerox and Apple Computer. Before establishing Positive Impact, Miltner served as senior vice president of sales for Ingram Micro, the world's largest distributor of computer products and served as chair and a member of the board for The Computing Technology Industry Association, as well as a motivational speaker and management consultant with a detailed understanding of advanced information technology and global supply chains.

    Miltner said, "SRS Labs has worked hard to establish itself as one of the world's preeminent audio technology leaders. The recently established diversification strategy has laid a strong foundation for the company's continued growth by developing many leading edge products required by the world's largest electronics manufacturers. I am delighted to join the SRS Labs board of directors at this exciting time and look forward to working with the team to ensure the continued success and future growth of the company."


    About SRS Labs Inc.

    SRS Labs is a recognized leader in the advancement of audio and voice technology. The company works with the world's top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS Labs' technologies can be heard through products ranging from televisions, flat panel displays, DVD players, mobile phones, car audio systems, headphones and notebook and desktop computers. The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs' technologies. SRS Labs' wholly owned subsidiary, ValenceTech, is a Hong Kong-based semiconductor company that designs and sells custom ASICs and standard ICs to leading manufacturers worldwide. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com. The information on the aforementioned website is not incorporated by reference into this press release.


    Except for historical information contained in this release, statements in this release, including those by Mr. Yuen and Ms. Miltner in paragraphs three and five respectively, are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company's goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Some of these factors include the acceptance of new SRS Labs' products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the Company, general business and economic conditions, especially in Asia, and other factors detailed in the Company's Form 10-K and other periodic reports filed with the SEC. SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.


    For further information please contact: Investors, Tami Yanito of SRS Labs Inc., +1-949-442-1070 x3093, tami@srslabs.com.



SOURCE  SRS Labs Inc.
    -0-                             07/02/2004
    /CONTACT: investors, Tami Yanito of SRS Labs Inc., +1-949-442-1070 x3093, tami@srslabs.com/
    /Web site:  http://www.srslabs.com /
    (SRSL)

CO:  SRS Labs Inc.
ST:  California
IN:  CPR SEM TLS HRD
SU:  PER